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                                                                    EXHIBIT 23.2


                 CONSENT OF GARLAND MCPHERSON & ASSOCIATES, INC.

         We hereby consent to the reference of our firm in the Proxy Statement/Prospectus. In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.



December 20, 2001                       /s/ Garland McPherson & Associates, Inc.
Baltimore, Maryland                     ----------------------------------------